Exhibit 2.1

REORGANIZATION AGREEMENT

Dated as of [•], 2020

Exhibit A – A&R Holdco Operating Agreement

Exhibit B – Amended and Restated Certificate of Incorporation of RocketCo

Exhibit C – Amended and Restated By-Laws of RocketCo

Exhibit D – ATI Purchase Agreement

Exhibit E – Class A Subscription Agreement

Exhibit F – Second A&R Holdco Operating Agreement

Exhibit G – RHI Class D Subscription Agreement

Exhibit H – Gilbert Class D Subscription Agreement

Exhibit I – Exchange Agreement

Exhibit J – Tax Receivable Agreement

Exhibit K – Registration Rights Agreement

Exhibit L – RHI/RocketCo Purchase Agreement

i

REORGANIZATION AGREEMENT

REORGANIZATION AGREEMENT (this “Agreement”), dated as of [•], 2020, by and among Rocket Companies, Inc., a Delaware corporation (“RocketCo”), RKT Holdings, LLC, a Michigan limited liability company (“Holdco”), Rock Holdings Inc., a Michigan corporation (“RHI”) and Daniel Gilbert (“Gilbert”).

RECITALS

WHEREAS, RocketCo was incorporated in Delaware on February 26, 2020, as a wholly owned subsidiary of RHI;

WHEREAS, the Board of Directors of RocketCo (the “Board”) has determined to effect an underwritten initial public offering (the “IPO”) of RocketCo’s Class A Common Stock (as defined below);

WHEREAS, HoldCo was formed in Michigan on March 6, 2020, as a wholly owned subsidiary of RHI;

WHEREAS, Quicken Loans Inc. converted to a Michigan limited liability company on April 15, 2020;

WHEREAS, the parties hereto desire to effect the Reorganization Transactions (as defined below) in contemplation of the IPO; and

WHEREAS, in connection with the consummation of the Reorganization Transactions and the IPO, the applicable parties hereto intend to enter into the Reorganization Documents (as defined below).

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1          Certain Defined Terms.  As used herein, the following terms shall have the following meanings:

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Detroit, Michigan are authorized or required by applicable law to close.

“Class A Common Stock” shall mean Class A Common Stock, par value $0.00001 per share, of RocketCo, having the rights set forth in the Amended and Restated Certificate of Incorporation.

“Class B Common Stock” shall mean Class B Common Stock, par value $0.00001 per share, of RocketCo, having the rights set forth in the Amended and Restated Certificate of Incorporation.

“Class C Common Stock” shall mean Class C Common Stock, par value $0.00001 per share, of RocketCo, having the rights set forth in the Amended and Restated Certificate of Incorporation.

“Class D Common Stock” shall mean Class D Common Stock, par value $0.00001 per share, of RocketCo, having the rights set forth in the Amended and Restated Certificate of Incorporation.

“Class D Number” means the number set forth as the number of shares of Class D Common Stock expected to be outstanding immediately after the IPO as set forth in the preliminary prospectus included as part of the registration statement on Form S-1 filed by RocketCo under the Exchange Act with the SEC to register the Class A Common Stock as on file with the SEC immediately prior to such registration statement being declared effective by the SEC.

“Common Stock” means, collectively, the Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Holdco Operating Agreement” means the Operating Agreement of Holdco, dated as of March 6, 2020, by and between Holdco and RHI.

“Form 8-A Effective Time” means the date and time on which the Registration Statement becomes effective, which will occur after the Pricing, on such date and at such time as determined by RocketCo.

“Gilbert Common Unit Amount” means the amount equal to the product of (i) the quotient of (x) $20 million (twenty million) divided by (y) the Pre-IPO Value and (ii) the Class D Number (rounded to the nearest whole number).

“Holdco Common Units” means Common Units, as such term is defined in the Second A&R Holdco Operating Agreement.

“IPO Closing” means the initial closing of the sale of the Class A Common Stock in the IPO.

“IPO Price Per Share” means the per share public offering price for the Class A Common Stock.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, estate, joint venture, governmental authority or other entity.

“Post-Reorg Holdco Members” means RHI and Gilbert.

“Pre-IPO Value” means the total equity value of all membership interests of Holdco immediately prior to the Form 8-A Effective Time that is implied by the IPO Price Per Share.

“Pricing” means such date and time as the Board or the pricing committee thereof determines to price the IPO.

“Registration Statement” means the registration statement on Form 8-A filed by RocketCo under the Exchange Act with the SEC to register the Class A Common Stock.

“Reorganization Documents” means each of the documents attached as an exhibit hereto and all other agreements and documents entered into in connection with the Reorganization Transactions.

“RHI Common Unit Amount” means the amount equal to (i) the Class D Number minus (ii) the Gilbert Common Unit Amount.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

1.2          Terms Defined Elsewhere in this Agreement.  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
A&R Holdco Operating Agreement	2.1(a)(i)
Agreement	Preamble
AHI	2.1(a)(ii)
Amended and Restated Certificate of Incorporation	2.1(c)(i)
Amrock Holdco	2.1(a)(iv)
ATI Purchase Agreement	2.1(d)(i)
Board	Recitals
Class D Shares	2.1(d)(v)
Gilbert	Preamble
Holdco	Preamble
Holdco Member Schedule	2.1(d)(iii)
e-mail	4.3
Exchange Agreement	2.1(d)(vi)
IPO	Recitals
RHI	Preamble
RHI/RocketCo Purchase Agreement	2.1(d)(ix)
RocketCo	Preamble
Reorganization Transaction	2.1
Reorganization Transactions	2.1
RWH LLC	2.1(a)(i)

Term	Section
Second A&R Holdco Operating Agreement	2.1(d)(iii)

1.3          Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  The word “or” shall be disjunctive but not exclusive. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE II

THE REORGANIZATION

2.1          Transactions.  Subject to the terms and conditions hereinafter set forth, and on the basis of and in reliance upon the representations, warranties, covenants and agreements set forth herein, the parties hereto shall take the actions described in this Section 2.1 (each, a “Reorganization Transaction” and, collectively, the “Reorganization Transactions”):

(a)           On or shortly following the date hereof, the applicable parties shall take the actions set forth below (or cause such actions to take place):

(i)            RHI shall contribute, assign, transfer and convey to Rocket Worldwide Holdings Inc., a newly formed wholly owned subsidiary of RHI (“RWH”), the issued and outstanding equity interests in the following entities: (I) RockTech Canada Inc., (II) EFB Holdings Inc. and (III) Lendesk Canada Holdings, Inc.

(ii)           RHI shall cause Amrock Holdings Inc. (“AHI”) to distribute to RHI the issued and outstanding equity interests in (I) Amrock, LLC and (II) Nexsys Technologies LLC.

(iii)          RHI shall contribute, assign, transfer and convey to Holdco the issued and outstanding equity interests in the following entities: (I) Rock Central LLC, (II) RCRA Holdings LLC, (III) RockLoans Holdings LLC, (IV) Woodward Capital Management LLC, (V) Nexsys Technologies LLC and (VI) Amrock LLC.

(iv)          Holdco shall contribute, assign, transfer and convey to Amrock, Holdco, LLC (“Amrock Holdco”) the issued and outstanding equity interests in (I) Amrock LLC and (II) Nexsys Technologies LLC.

(v)           (x) Holdco shall amend and restate its limited liability company operating agreement in the form attached hereto as Exhibit A  (the “A&R Holdco Operating Agreement”) to, among other things, admit Gilbert as a member and (y) Gilbert shall make a capital contribution to Holdco in an amount equal to $20 million.

(b)           Prior to the Pricing, RHI shall contribute, assign, transfer and convey to Holdco the issued and outstanding equity interests in the following entities: (I) Quicken Loans, LLC, (II) RWH, (III) LMB HoldCo LLC and (IV) Rocket Homes Real Estate LLC.

(c)           On or prior to the Pricing, the applicable parties shall take the actions set forth below (or cause such actions to take place):

(i)            RocketCo shall adopt and file with the Secretary of State of the State of Delaware an amended and restated certificate of incorporation of RocketCo in the form attached hereto as Exhibit B (the “Amended and Restated Certificate of Incorporation”).

(ii)           The Board shall adopt amended and restated by-laws of RocketCo in the form attached hereto as Exhibit C.

(d)           Immediately following Pricing, the applicable parties shall take the actions set forth below (or cause such actions to take place):

(i)            Holdco shall and RHI shall cause AHI to enter into a Purchase Agreement in the form attached hereto as Exhibit D (the “ATI Purchase Agreement”), whereby AHI shall agree to sell, assign, transfer and convey to Amrock Holdco the issued and outstanding equity interests in Amrock Title Insurance Company, subject to the terms and conditions set forth in the ATI Purchase Agreement.

(ii)           Gilbert shall cause the entities listed on the signature pages thereto (the “Subscriber Entities”) to enter into a Subscription Agreement in the form attached hereto as Exhibit E, whereby each Subscriber Entity shall subscribe for, and RocketCo shall issue to each Subscriber Entity upon payment therefor at a price per share equal to the IPO Price Per Share, the number of shares of Class A Common Stock set forth opposite such Subscriber Entity’s name on Schedule I thereto.

(iii)          Holdco shall: (x) reclassify all membership interests outstanding as of immediately prior to the Form 8-A Effective Time into the number of Holdco Common Units, in the aggregate, equal to the Class D Number and (y) amend and restate its limited liability company operating agreement in the form attached hereto as Exhibit F (the “Second A&R Holdco Operating Agreement”) so that, among other things, (A) RocketCo shall be admitted as a member and shall become the sole managing member of Holdco and (B) after giving effect to the reclassification described in clause (x) above, RHI shall own the number of Holdco Common Units equal to the RHI Common Unit Amount and Gilbert shall own the number of Holdco Common Units equal to the Gilbert Common Unit Amount and the Member Schedule (as such term is defined in the Second A&R Holdco Operating Agreement) (the “Holdco Member Schedule”) shall reflect such amounts.

(iv)          In connection with the receipt of Holdco Common Units in the reclassification described in clause (ii)(x) above, RHI shall enter into a Subscription Agreement in the form attached hereto as Exhibit G, whereby RHI shall subscribe for, and RocketCo shall issue to RHI upon payment therefor, the number of shares of Class D Common Stock (the “Class D Shares”) equal to the number of Holdco Common Units set forth opposite RHI’s name on the Holdco Member Schedule.

(v)           In connection with the receipt of Holdco Common Units in the reclassification described in clause (ii)(x) above, Gilbert shall enter into a Subscription Agreement in the form attached hereto as Exhibit H, whereby Gilbert shall subscribe for, and RocketCo shall issue to Gilbert upon payment therefor, the number of Class D Shares equal to the number of Holdco Common Units set forth opposite Gilbert’s name on the Holdco Member Schedule.

(vi)          In connection with the receipt of Holdco Common Units in the reclassification described in clause (ii)(x) above, each of the Post-Reorg Holdco Members shall enter into an Exchange Agreement with Holdco and RocketCo, in the form attached hereto as Exhibit I (the “Exchange Agreement”), whereby each such Post-Reorg Holdco Member shall be permitted to exchange with RocketCo its Holdco Common Units and shares of Class C Common Stock or Class D Common Stock, as the case may be, for shares of Class A Common Stock or Class B Common Stock, as applicable.

(vii)         In connection with the receipt of Holdco Common Units in the reclassification described in clause (ii)(x) above, RocketCo and the Post-Reorg Holdco Members shall enter into a Tax Receivable Agreement, in the form attached hereto as Exhibit J.

(viii)        RocketCo and the Post-Reorg Holdco Members shall enter into a Registration Rights Agreement, in the form attached hereto as Exhibit K.

(ix)          RocketCo and RHI shall enter into a Purchase Agreement, in the form attached hereto as Exhibit L (the “RHI/RocketCo Purchase Agreement”), whereby RHI shall sell to RocketCo, and RocketCo shall purchase from RHI, the number of Holdco Common Units and shares of Class D Common Stock, as the case may be, set forth therein.

(e)           Immediately following the IPO Closing, pursuant to the RHI/RocketCo Purchase Agreement, RHI shall sell to RocketCo, and RocketCo shall purchase from RHI, the number of Holdco Common Units and shares of Class D Common Stock, set forth therein.

(f)            If at any time following the IPO Closing the underwriters exercise their option to purchase additional shares of Class A Common Stock from RocketCo, pursuant to the RHI/RocketCo Purchase Agreement, RHI shall sell to RocketCo, and RocketCo shall purchase from RHI, the number of Holdco Common Units and shares of Class D Common Stock, as determined in accordance with such agreement.

(g)           Following the closing, pursuant to the ATI Purchase Agreement, AHI shall sell, assign, transfer and convey to Amrock Holdco, and Amrock Holdco shall purchase from AHI, the issued and outstanding equity interests in Amrock Title Insurance Company, subject to the terms and conditions set forth in the ATI Purchase Agreement.

2.2          Consent to Reorganization Transactions.

(a)           Each of the parties hereto hereby acknowledges, agrees and consents to all of the Reorganization Transactions.  Each of the parties hereto shall take all reasonable action necessary or appropriate in order to effect, or cause to be effected, to the extent within its control, each of the Reorganization Transactions and the IPO.

(b)           The parties hereto shall deliver to each other, as applicable,  prior to or at the Form 8-A Effective Time, each of the Reorganization Documents to which it is a party, together with any other documents and instruments necessary or appropriate to be delivered in connection with the Reorganization Transactions.

2.3          No Liabilities in Event of Termination; Certain Covenants(a)   .

(a)           In the event that the IPO is abandoned or, unless the Board, Holdco, RHI or Gilbert otherwise agree, the IPO Closing has not occurred by [•], 2020, (a) this Agreement shall automatically terminate and be of no further force or effect except for this Section 2.3 and Sections 4.1, 4.2, 4.3, 4.6, 4.7, , 4.8, 4.9, 4.10 and 4.12 and (b) there shall be no liability on the part of any of the parties hereto, except that such termination shall not preclude any party from pursuing judicial remedies for damages or other relief as a result of the breach by the other parties of any representation, warranty, covenant or agreement contained herein prior to such termination.

(b)           In the event that this Agreement is terminated for any reason after the consummation of any Reorganization Transaction, but prior to the consummation of all of the Reorganization Transactions, the parties agree, as applicable, to cooperate and work in good faith to execute and deliver such agreements and consents and amend such documents and to effect such transactions or actions as may be necessary to re-establish the rights, preferences and privileges that the parties hereto had prior to the consummation of the Reorganization Transactions, or any part thereof, including, without limitation, voting any and all securities owned by such party in favor of any amendment to any organizational document and in favor of any transaction or action necessary to re-establish such rights, powers and privileges and causing to be filed all necessary documents with any governmental authority necessary to reestablish such rights, preferences and privileges.

(c)           For the avoidance of doubt, each party hereto acknowledges and agrees that until the consummation of the Reorganization Transactions: (i) the parties hereto shall not receive or lose any voting, governance or similar rights in connection with this Agreement or the Reorganization Transactions and (ii) the rights of the parties hereto under the Existing Holdco Operating Agreement shall not be effected.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1          Representations and Warranties.  Each party hereto hereby represents and warrants to all of the other parties hereto as follows:

(a)           The execution, delivery and performance by such party of this Agreement and of the applicable Reorganization Documents, to the extent a party thereto, has been or prior to the Form 8-A Effective Time will be duly authorized by all necessary action.  If such party is not an individual, such party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation;

(b)           Such party has, or prior to the Form 8-A Effective Time will have, the requisite power, authority, legal right and, if such party is an individual, legal capacity, to execute and deliver this Agreement and each of the Reorganization Documents, to the extent a party thereto, and to consummate the transactions contemplated hereby and thereby, as the case may be;

(c)           This Agreement and each of the Reorganization Documents to which it is a party has been (or when executed will be) duly executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing; and

(d)           Neither the execution, delivery and performance by such party of this Agreement and the applicable Reorganization Documents, to the extent a party thereto, nor the consummation by such party of the transactions contemplated hereby or thereby, nor compliance by such party with the terms and provisions hereof or thereof, will, directly or indirectly (with or without notice or lapse of time or both), (i) if such party is not an individual, contravene or conflict with, or result in a breach or termination of, or constitute a default under (or with notice or lapse of time or both, result in the breach or termination of or constitute a default under) the organizational documents of such party, (ii) constitute a violation by such party of any existing requirement of law applicable to such party or any of its properties, rights or assets or (iii) require the consent or approval of any Person, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of such party to consummate the transactions contemplated by this Agreement or the applicable Reorganization Documents.

ARTICLE IV

MISCELLANEOUS

4.1          Amendments and Waivers.  This Agreement (including the Exhibits) may be modified, amended or waived only with the written approval of RocketCo, Holdco, RHI and Gilbert.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.  Notwithstanding anything to the contrary in this Section 4.1, nothing in this Section 4.1 shall be deemed to contradict the provisions of Section 2.3 hereof.

4.2          Successors and Assigns.  This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

4.3          Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and not received by automated response).  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.  All such notices, requests and other communications to any party hereunder shall be given to such party as follows:

If to RocketCo addressed to it at:

Rocket Companies, Inc.

1050 Woodward Avenue

Detroit, MI 48226

Attention: Angelo Vitale, General Counsel and Secretary

E-mail: AngeloVitale@rockcentraldetroit.com

With copies (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY  10019-6064
Facsimile No.:  (212) 757-3990
Attention:                Scott A. Barshay

Rachael G. Coffey

John C. Kennedy

E-mail:                                sbarshay@paulweiss.com

rcoffey@paulweiss.com

jkennedy@paulweiss.com

If to Holdco addressed to it at:

RKT Holdings, LLC

1050 Woodward Avenue

Detroit, MI 48226

Attention: Angelo Vitale, General Counsel and Secretary

E-mail: AngeloVitale@rockcentraldetroit.com

With copies (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY  10019-6064
Facsimile No.:  (212) 757-3990
Attention:                Scott A. Barshay

Rachael G. Coffey

John C. Kennedy

E-mail:                                sbarshay@paulweiss.com

rcoffey@paulweiss.com

jkennedy@paulweiss.com

If to RHI or Gilbert addressed to it at:

c/o Rock Holdings Inc.

1050 Woodward Avenue

Detroit, MI 48226

Attention: Jeff Morganroth, General Counsel and Secretary

E-mail: jeffmorganroth@rockventures.com

With copies (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY  10019-6064
Facsimile No.:  (212) 757-3990
Attention:                Scott A. Barshay

Rachael G. Coffey

John C. Kennedy

E-mail:                                sbarshay@paulweiss.com

rcoffey@paulweiss.com

jkennedy@paulweiss.com

4.4          Further Assurances.  At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

4.5          Entire Agreement.  Except as otherwise expressly set forth herein, this Agreement, together with the Reorganization Documents, embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

4.6          Governing Law.  This Agreement shall be governed in all respects by the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

4.7          Jurisdiction. The exclusive venues for all disputes arising out of this Agreement shall be the United States District Court for the Eastern District of Michigan and the Third Judicial Circuit, Wayne County, Michigan (the “Agreed-Upon Venues”), and no other venues. The parties stipulate that the Agreement is an arms-length transaction entered into by sophisticated parties, and that the Agreed-Upon Venues are convenient, are not unreasonable, unfair, or unjust, and will not deprive any party of any remedy to which it may be entitled. The parties agree to consent to the dismissal of any action arising out of this Agreement that may be filed in a venue other than one of the Agreed-Upon Venues; the reasonable legal fees and costs of the party seeking dismissal for improper venue will be paid by the party that filed suit in the improper venue.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4.3 shall be deemed effective service of process on such party.

4.8          Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

4.9          Enforcement.  Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right, without posting a bond, to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

4.10        Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  This Agreement may be executed by facsimile, e-mail or .pdf format signature(s).

4.11        Expenses.  Unless otherwise provided in the Reorganization Documents, all costs and expenses incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense.

IN WITNESS WHEREOF, the parties hereto have executed this Reorganization Agreement as of the date first above written.

RKT HOLDINGS, LLC

By:
Name:
Title:

ROCKET COMPANIES, INC.

By:
Name:
Title:

ROCK HOLDINGS INC.

By:
Name:
Title:

DANIEL GILBERT

[Signature Page to the Reorganization Agreement]